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                     December 20, 2021

       Matthew Partridge
       Chief Financial Officer
       CTO Realty Growth, Inc.
       1140 N. Williamson Blvd.
       Suite 140
       Daytona Beach, FL 32114

                                                        Re: CTO Realty Growth,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 5, 2021
                                                            File No. 001-11350

       Dear Mr. Partridge:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction